Exhibit 24.1

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints James G. Hnat, Eileen McCarthy and Brandon Nelson, acting severally, as his or her attorney-in-fact and agent, to sign the registration statement filed herewith and any or all amendments (including post-effective amendments) to such registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent full power and authority to perform any act in connection with any of the foregoing as fully to all intents and purposes as he or she might do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. Each attorney-in-fact and agent is hereby granted full power of substitution and revocation with respect hereto.

Signature	Title	Date

/s/ David Barger David Barger	Chief Executive Officer, President and Director (Principal Executive Officer)	May 1, 2012

/s/ Mark Powers Mark Powers	Chief Financial Officer (Principal Financial Officer)	May 1, 2012

/s/ Donald Daniels Donald Daniels	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	May 1, 2012

/s/ Peter Boneparth Peter Boneparth	Director	May 1, 2012

/s/ Stephan Gemkow Stephan Gemkow	Director	May 1, 2012

/s/ Ellen Jewett Ellen Jewett	Director	May 1, 2012

/s/ Stanley McChrystal Stanley McChrystal	Director	May 1, 2012

/s/ Joel Peterson Joel Peterson	Director	May 1, 2012

/s/ Ann Rhoades Ann Rhoades	Director	May 1, 2012

/s/ Frank Sica Frank Sica	Director	May 1, 2012